CPI Aerostructures, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2018 FIRST QUARTER

FINANCIAL RESULTS

EDGEWOOD, N.Y. – May 15, 2018 – CPI Aerostructures, Inc. (“CPI Aero®” or the “Company”) (NYSE American: CVU) today announced financial results for the three month period ended March 31, 2018.

Note: Effective January 1, 2018, the Company adopted Accounting Standards Codification Topic 606 Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective method. Revenue recognition on all of the Company’s contracts did not change materially as a result of the adoption of ASC 606.

First Quarter 2018 vs. First Quarter 2017

●	Revenue of $18.2 million compared to $20.0 million;

●	Gross profit of $4.0 million compared to $4.5 million;

●	Pre-tax income of $1.6 million compared to $2.0 million;

●	Net income of $1.3 million compared to $1.2 million;

●	Earnings per diluted share of $0.14 compared to $0.14; and

●	Total backlog at $373.3 million with multi-year defense contracts comprising 78%.

First Quarter Highlights

●	Announced acquisition of Welding Metallurgy, Inc. (“WMI”);

●	Strengthened senior management team with addition of former Northrop Grumman Senior Director of Business Development to lead Company’s defense market strategy and business development;

●	Received a contract extension on the AH-1Z aerostructures program from Bell; and

●	Received new awards from Northrop on structural kits for E-2D Advanced Hawkeyes for Japan.

Subsequent to the end of the quarter, the Company received a commitment letter from BankUnited to amend the BankUnited facility, extending the term of the revolving loan for an additional two years to May 31, 2021, as well as amending the payments under the term loan through May 31, 2021. In addition, BankUnited has agreed to finance the Company’s acquisition of WMI through a new term loan. The amendments to the BankUnited Facility are subject to the lenders’ due diligence and the preparation and execution of formal documentation.

CPI Aero Q1’18 Earnings Press Release	Page 2
May 15, 2018

“We delivered a fourth consecutive quarter of profitability on the strength of strong operational performance and continued cost control,” stated Douglas McCrosson, president and CEO of CPI Aerostructures. “As expected, revenue declined year-over-year and was attributable to lower revenue from F-16 wing components and E-2D outer wing panel kits that offset higher revenue from our Next Generation Jammer pod program with Raytheon and our T-38 Pacer Classic III prime contracts with the U.S. Air Force. The decrease in F-16 program revenue is a timing issue and we expect revenue from this program to grow in fiscal 2018. Revenue for our E-2D wing panel kit program experienced a decline as we transition from one multi-year contract to an anticipated new multi-year contract expected later this year.

“During the quarter we moved forward with our acquisition of WMI and expect to close the transaction in the second quarter of 2018,” continued Mr. McCrosson. “Our mutual customers have reacted very positively to the news and we are already developing a business development pipeline that reflects our combined technical capabilities. We remain focused on long-term growth opportunities and expanding our backlog of defense orders that, with our efficient infrastructure, keep us on a trajectory for top-line growth and profitability.”

Conference Call
Management will host a conference call on Tuesday, May 15, 2018, at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

CPI Aero Q1’18 Earnings Press Release	Page 3
May 15, 2018

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2017 and Form 10-Q for the three-month periods ended March 31, 2018.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

– Tables to Follow –

CPI Aero Q1’18 Earnings Press Release	Page 4
May 15, 2018

CPI AEROSTRUCTURES, INC.

STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)

Revenue	$18,191,623	$20,032,701

Cost of revenue	14,141,755	15,495,187

Gross profit	4,049,868	4,537,514

Selling, general and administrative expenses	2,049,840	2,163,878
Income from operations	2,000,028	2,373,636
Interest expense	447,263	390,335
Income before provision for income taxes	1,552,765	1,983,301

Provision for income taxes	296,000	734,000
Net income	1,256,765	1,249,301

Other comprehensive income (loss) net of tax -
Change in unrealized gain-(loss) interest rate swap	(5,800)	5,200

Comprehensive income	$1,250,965	$1,254,501

Income per common share – basic	$0.14	$0.14

Income per common share – diluted	$0.14	$0.14
Shares used in computing earnings per common share:
Basic	8,888,179	8,781,292
Diluted	8,940,385	8,830,953

CPI Aero Q1’18 Earnings Press Release	Page 5
May 15, 2018

CPI AEROSTRUCTURES, INC.

BALANCE SHEETS

	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current Assets:
Cash	$283,240	$1,430,877
Accounts receivable, net of allowance for doubtful accounts of $150,000 as of March 31, 2018 and December 31, 2017	3,984,414	5,379,821
Contract assets	114,023,576	111,158,551
Prepaid expenses and other current assets	2,363,604	2,413,187

Total current assets	120,654,834	120,382,436

Property and equipment, net	2,049,651	2,046,942
Deferred income taxes, net	1,161,818	1,566,818
Other assets	172,259	188,303
Total Assets	$124,038,562	$124,184,499

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,810,149	$15,129,872
Accrued expenses	1,983,368	1,911,421
Contract liabilities	281,528	246,330
Current portion of long-term debt	2,135,641	2,009,000
Line of credit	24,838,685	22,838,685
Income tax payable	—	109,327

Total current liabilities	41,049,371	42,244,635

Long-term debt, net of current portion	6,479,867	7,019,468
Other liabilities	595,173	607,063

Total Liabilities	48,124,411	49,871,166

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, 8,923,845 and 8,864,319 shares, respectively, issued and outstanding	8,919	8,863
Additional paid-in capital	54,120,415	53,770,618
Retained earnings	21,805,417	20,548,652
Accumulated other comprehensive loss	(20,600)	(14,800)
Total Shareholders’ Equity	75,914,151	74,313,333
Total Liabilities and Shareholders’ Equity	$124,038,562	$124,184,499

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